UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2006

NuWay Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2603 Main Street, Suite 1155, Irvine, CA 92614

 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 235-8062

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 20, 2006, NuWay Medical, Inc. (the "Company") entered into a Consulting Agreement (the "Consulting Agreement") with Kenneth Reay Code, (the "Consultant"). Pursuant to the Consulting Agreement; the Company has engaged the services of the Consultant, effective January 1, 2006, to advise the Company in research and development and technical support, and to provide other services and assistance to the Company in matters relating to the Company’s business.

The Consulting Agreement contains provisions requiring the Consultant to devote substantially all of his business time to the Company; prohibiting the Consultant from directly or indirectly engaging in any business activity that would be competitive with the business of the Company or its affiliates, including its wholly-owned subsidiary BioLargo Life Technologies, Inc.; providing that during the term of the Consulting Agreement and for one year post-termination, the Consultant will not solicit the Company’s employees or customers; and other standard provisions typical for a consulting agreement.

The Consulting Agreement also provides that the Company shall retain the exclusive right to use or distribute all creations which may be created during the term of the Consulting Agreement.

The Consulting Agreement terminates on January 1, 2007, unless terminated earlier as provided therein. During the term of the Consulting Agreement, the Consultant shall be paid $15,400 per month, prorated for partial months, and shall be entitled to reimbursement for authorized business expenses incurred in the performance of his duties.

The Consultant has also agreed to protect, maintain and keep confidential any proprietary or confidential information of the Company and executed a non-disclosure and confidentiality agreement dated as of June 20, 2006 in connection therewith.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.1	Consulting Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2006
NUWAY MEDICAL, INC.

	By:	/s/ Dennis Calvert
Dennis Calvert
Chief Executive Officer